P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck W. Sulerzyski
January 3, 2013		President and CEO
(740) 373-3155

PEOPLES BANCORP ACQUIRES PIKEVILLE KY
INSURANCE OFFICE
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MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) today announced its insurance subsidiary, Peoples Insurance Agency, LLC (“Peoples Insurance”), has acquired a commercial insurance agency office and related customer accounts in the Pikeville, Kentucky area (the “Pikeville Office”).
“We are pleased with this opportunity to expand our presence and capabilities in eastern Kentucky,” said Chuck Sulerzyski, Peoples Bancorp's President and CEO. “With this acquisition, we have added strong, professional sales expertise to our agency which complements our existing insurance operations in northeastern Kentucky. Further, we will seek to cross-sell our banking and investment products to the newly acquired insurance customers and prospective customers in the region.”
In the transaction, Peoples Insurance used cash to purchase the commercial insurance accounts serviced by the Pikeville Office and assumed some of the liabilities related to the Pikeville Office. The acquired customer accounts are expected to generate approximately $1.6 million in annual insurance commission revenue. The transaction also added four experienced insurance sales producers to Peoples' existing sales staff and six internal client facing employees.
This acquisition was completed effective January 2, 2013. The overall impact of this transaction is not expected to have a material impact on Peoples Bancorp's results of operations or financial condition.
Peoples Bancorp Inc. is a diversified financial services holding company with $1.9 billion in total assets, 47 locations and 43 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Safe Harbor Statement:
Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful integration of the transaction contemplated in this news release, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in Peoples' filings with the Securities and Exchange Commission. As a result, actual results may differ materially from the forward-looking statements in this news release.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
END OF RELEASE